EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-169222 and 333-198407) on Form S-8 of Adtalem Global Education Inc. of our report dated March 21, 2018, relating to our audits of the financial statements of Adtalem Global Education Inc. Nonqualified Deferred Compensation Plan, which appears in this Annual Report on Form 11-K of Adtalem Global Education Inc. Nonqualified Deferred Compensation Plan as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016, and 2015.

/s/ RSM US LLP

Indianapolis, Indiana

March 21, 2018